UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2019

DELMAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Nevada	001-37823	99-0360497
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 720-999 West Broadway Vancouver, British Columbia, Canada		V5Z 1K5
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (604) 629-5989

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DMPI	The Nasdaq Capital Market

1

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 22, 2019 and May 23, 2019, DelMar Pharmaceuticals, Inc. (the “Company”) received written notices (collectively, the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that, in light of the Company having reported stockholders’ equity of $1,259,161 as of March 31, 2019 in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, the Company was not in compliance with the $2,500,000 minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market (the “Stockholder’s Equity Requirement”), or with any alternative standard under the Nasdaq Listing Rules. The Notice requested that the Company present a plan to regain compliance with the above-mentioned deficiency by written submission no later than May 29, 2019 in order to be considered by the Nasdaq Hearings Panel that was, until May 23, 2019, considering the Company’s continued listing due to the Company’s previous deficiency with respect to the $1.00 per share bid price requirement, as described below.

On April 18, 2019, the Company filed a registration statement in connection with a proposed rights offering for its stockholders to subscribe for shares of the Company’s preferred stock and accompanying warrants to purchase shares of the Company’s common stock, which registration statement, as amended, was declared effective by the Securities and Exchange Commission (the “SEC”) on May 28, 2019. The Company believes that the offering will assist the Company in regaining compliance with the Stockholders’ Equity Requirement.

As previously disclosed, on June 28, 2018, the Staff of the Listing Qualifications Department of Nasdaq (the “Nasdaq Staff”) notified the Company that it did not comply with the minimum $1.00 per share bid price requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”), and the Company was therefore granted 180 calendar days, through December 26, 2018, to regain compliance. On December 27, 2018, the Nasdaq Staff notified the Company that it had not regained compliance with the Bid Price Requirement, that the Company’s stockholders’ equity as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 did not qualify the Company for an additional 180 calendar day extension period for compliance and that it would therefore be subject to delisting unless it requested a hearing before a Nasdaq Hearings Panel. Accordingly, the Company requested a hearing, which was held on January 31, 2019, at which it presented its plan of compliance. On February 4, 2019, the Nasdaq Hearings Panel issued a decision granting the Company’s request for continued listing of its common stock on The Nasdaq Capital Market pursuant to an extension through June 25, 2019, subject to the condition that the Company shall have demonstrated a closing bid price of $1.00 per share or more for a minimum of ten consecutive business days by June 25, 2019. As a result of the Company’s previously disclosed one-for-ten reverse stock split effected on May 8, 2019, on May 23, 2019, the Company received written notice from Nasdaq that the Company has regained compliance with the Bid Price Requirement.

Pending the Nasdaq Hearings Panel’s decision on the Stockholders’ Equity Requirement deficiency, the Company’s common stock will continue to be listed on Nasdaq, and the Company’s common stock will continue to trade under the symbol “DMPI.” The Company’s receipt of the Notice does not affect the Company’s business, operations or reporting requirements with the SEC.

There can be no assurance of the results of the Nasdaq Hearings Panel’s consideration, and that the Company will be successful in regaining compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. In addition, the delisting of the common stock from a national exchange could materially adversely affect the Company’s access to capital markets, and any limitation on market liquidity or reduction in the price of the common stock as a result of that delisting could adversely affect the Company’s ability to raise capital on terms acceptable to the Company, or at all.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

Date: May 29, 2019	By:	/s/ Scott Praill
Name: Scott Praill Title: Chief Financial Officer

3